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                                                                     Exhibit 8.1

                      JEFFERS, WILSON, SHAFF & FALK, LLP
                               ATTORNEYS AT LAW
                            18881 VON KARMAN AVENUE
                                  SUITE 1400
                           IRVINE, CALIFORNIA 92612
                           TELEPHONE: (714) 660-7700
                           FACSIMILE: (714) 660-7799


                               December 30, 1997


NovaStar Financial, Inc.
1900 West 47th Place, Suite 205
Westwood, KS  66205

     Re: Opinions Rendered In Connection with the Offering of Common Stock and Warrants pursuant to a Shelf Registration Statement

Gentlemen:

     This is an opinion (the "Opinion") which you have requested as to (a) the discussion entitled "Federal Income Tax Considerations" and (b) the discussion entitled "ERISA Investors," both as set forth in the Prospectus (the "Prospectus"), contained in the Registration Statement on Form S-11 of NovaStar Financial, Inc. (the "Company"), filed by the Company, in connection with the issuance (the "Offering") of (i) 3,459,999 shares of Common Stock (such shares of Common Stock are sometimes referred to herein as the "Shares") of the Company being offered by selling Security Holders of the shares (the "Selling Security Holders"), (ii) 3,649,999 stock purchase warrants (the "Warrants"), each Warrant exercisable for one share of Common Stock at a fixed price of $15.00, and (iii) 3,649,999 shares of common stock issuable upon the exercise of warrants (the "Underlying Common Stock") (collectively the "Securities").

     The Company is a Maryland corporation that is intended to qualify as a real estate investment trust ("REIT") under the Code. Capitalized terms used in this Opinion and not otherwise defined are as defined in the Prospectus. Our Opinion is based on existing law, including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, U.S. Department of Labor regulations and administrative interpretations, proposed regulations and case law, all of which are subject to change either prospectively or retroactively. No assurance can be given that such existing law may not change in a manner that would modify the conclusions expressed in this Opinion. Moreover, relevant laws could change in a manner that could adversely affect the Company or its stockholders. We have no obligation to inform you of any such change in the law. We have not been requested to opine, and we have not opined, as to any issues other than those expressly set forth herein. This Opinion extends only to questions under the Code and ERISA. We express no opinion with respect to any other law or the laws of any other jurisdiction.

     Our Opinion is based upon certain statements, representations and warranties made by the Company as to factual matters regarding the Company's assets, business and Common Stock as set forth in the Prospectus and in the Company's letter, dated December 30, 1997, to us, and we
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NovaStar Financial, Inc.
December 30, 1997
Page 2

have assumed that such statements, representations and warranties are true and accurate. As to such factual matters material to our Opinion, we have relied solely upon such statements, representations and warranties of the Company. We have assumed the authenticity of all documents submitted to us, the genuineness of all signatures, the legal capacity of all natural persons, the conformity to the originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. No facts have come to our attention, however, that would cause us to question the accuracy in a material way of any documents, letters, statements, representations or warranties of the Company.

     We are admitted to practice law in the State of California and our Opinion is limited to federal law. As to matters of Maryland law, including the formation and good standing of the Company as a Maryland corporation and the validity and terms of the Shares, we have relied solely on the opinion of Piper & Marbury L.L.P., special Maryland counsel to the Company. Our Opinion is solely for the benefit of the Company in connection with the Offering, and is not to be circulated or quoted or otherwise relied upon by the Company for any other purpose without our prior written consent.

     1   Federal Income Tax Considerations. We have acted as special tax counsel to the Company in connection with the Company's Offering of the Shares. In that connection, we have reviewed the section of the Prospectus entitled "Federal Income Tax Considerations" and in our opinion such section identifies and fairly summarizes the federal income tax considerations that are material to a holder of the Common Stock and to the extent that such summaries involve matters of law, we are of the opinion that such statements of law are correct under the Code. We expressly confirm that all of the opinions attributed to Special Tax Counsel in the section of the Prospectus entitled "Federal Income Tax Considerations" accurately reflect our opinion on the outcome of each such issue if challenged by the Service.

     The Company's qualification as a REIT under the Code will depend upon the Company's ability to meet, through actual operating results, distribution levels, diversity of stock ownership and the various income and asset qualification tests imposed under the Code. Such operating results may not be reviewed by us as Counsel, and accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy the requirements under the Code for REIT qualification. Moreover, certain aspects of the Company's operations have not been considered by the courts or the Service. There can be no assurance that the courts or the Service will agree with this Opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.

     2    ERISA Investors. The Company has requested our opinion as to whether the Shares will constitute "publicly-offered securities" under regulations (the "Regulations") issued by the U.S. Department of Labor so that the assets of the Company will not be deemed to constitute "plan assets" for purposes of ERISA or for purposes of Code Section 4975 following an investment in the Shares by an ERISA Plan.

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NovaStar Financial, Inc.
December 30, 1997
Page 3

     Assuming that (1) the Shares are properly registered for securities purposes under the Securities Exchange Act of 1934 within the time period specified in the Regulations, and (2) at least 150 Independent Investors purchased Shares in the initial public offering, in our opinion, the Shares constitute "publicly-offered securities" so that the assets invested in the Company by an ERISA Plan will not constitute plan assets. We have not opined concerning whether the requirements of any of the alternative exemptions to plan assets treatment would be satisfied by the Company.

     3    Consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions "Federal Income Tax Considerations," "ERISA Investors" and "Legal Matters" in connection with this opinion.

                              Very truly yours,



                              JEFFERS, WILSON, SHAFF & FALK, LLP